EXECUTION COPY

SUN CAPITAL PARTNERS II, LP
5200 Town Center Circle
Suite 470
Boca Raton, FL 33486

March 31, 2003

SAN Holdings, Inc.
900 W. Castleton Road, Suite 100
Castle Rock, CO 80104
Attn: John Jenkins and Hugh O’Reilly

Gentlemen:

               Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 31, 2003, by and among SAN Holdings, Inc., a Colorado corporation (“SANZ”), SAN Merger Subsidiary, Inc., a Delaware corporation, Sun Solunet, LLC, a Delaware limited liability company (“Sun”), and Solunet Storage Holding Corp., a Delaware corporation (“Holding”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

The Initial Guaranty

               Subject to consummation of the transactions contemplated by the Merger Agreement and on the terms and conditions set forth herein, (i) Sun hereby agrees to assist SANZ and/or its subsidiaries in obtaining a new senior credit facility (or, in the event the parties hereto determine that a single senior credit facility is not commercially available or in the best interest of SANZ, a new secondary credit facility) (such new senior credit facility or new secondary credit facility collectively referred to herein as the “New Credit Facility”); and (ii) subject to the terms and conditions set forth herein, Sun Capital Partners II, LP (the “Fund”) hereby agrees to guaranty an aggregate of $3,000,000 of the outstanding indebtedness of SANZ and/or its subsidiaries arising under the New Credit Facility (the “Initial Guaranty”), provided that, notwithstanding the foregoing, (i) the Fund shall be required to provide the Initial Guaranty for only one (1) credit facility and (ii) the existing $3,000,000 guaranty of the Fund in favor of The CIT Group/Business Credit Inc. with respect to the current credit facility (as amended from time to time, the “CIT Credit Facility”) of Holding’s subsidiary (the “Holding Guaranty”) shall satisfy the Fund’s requirement of providing the Initial Guaranty so long as the CIT Credit Facility and the $3,000,000 Holding Guaranty remain outstanding. In the event that from time to time the amount of the Holding Guaranty is permanently reduced, the aggregate amount of the Initial Guaranty which the Fund shall be obligated to provide hereunder shall, notwithstanding anything else contained herein to the contrary, equal the aggregate amount of any such reduction(s). Once the Fund has provided the Initial Guaranty in the aggregate amount of $3,000,000, it shall have no obligation hereunder to guaranty a greater amount of outstanding indebtedness of SANZ and/or its subsidiaries. The Initial Guaranty and Holding Guaranty may be released, in whole or in part, through the repayment of the underlying credit facility or by the mutual agreement of the Fund and SANZ. In order to avoid any doubt, uncertainty or ambiguity, in no event shall the sum of the outstanding Holding Guaranty and outstanding Initial Guaranty exceed $3,000,000.

               It shall be a condition precedent to the obligation of the Fund to provide the Initial Guaranty that the New Credit Facility be in form and substance satisfactory to the Fund in its good faith discretion.

Additional Guaranty

               If so requested by SANZ, the Fund, in its sole discretion, may guaranty an additional $2,000,000 of the outstanding indebtedness of SANZ and/or its subsidiaries arising under the New Credit Facility (the “Additional Guaranty”). In such circumstances, in the event the Additional Guaranty is not released (whether through repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) within the eighteen month (18) period following the initial effective date of the Additional Guaranty, then SANZ shall issue to Sun warrants exerciseable for shares of SANZ Common Stock in substantially the form attached hereto as Annex A (the “Guaranty Warrants”). The number of shares of SANZ Common Stock for which the Guaranty Warrants will be exerciseable shall equal the product of (i) 3,086,218 and (ii) a fraction, the numerator of which shall be the actual amount of the Additional Guaranty as of the end of such eighteen (18) month period, and the denominator of which shall be $2,000,000.

               If the Additional Guaranty is not released (whether though repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) within the twenty-four (24) month period following the initial effective date of the Additional Guaranty, then SANZ shall issue to Sun additional Guaranty Warrants exerciseable for the number of shares of SANZ Common Stock equal to the product of (i) 641,292 and (ii) a fraction, the numerator of which shall be the actual amount of the Additional Guaranty as of the end of such twenty-four (24) month period, and the denominator of which shall be $2,000,000. Thereafter, SANZ shall issue additional Guaranty Warrants to Sun at the end of every six (6) month period in which the Additional Guaranty has not been released (whether through repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) in an amount equal to the applicable Warrant Shares Amount (as defined below) and a fraction, the numerator of which shall be the actual amount of the Additional Guaranty as of the end of such six (6) month period, and the denominator of which shall be $2,000,000. For purposes hereof, the “Warrant Shares Amount” is the amount set forth below under the heading “Warrant Shares Amount” for the applicable six (6) month period.

Six (6) Month Period	Warrant Shares Amount
30 months following the initial effective date of the Additional Guaranty	1,307,898
36 months following the initial effective date of the Additional Guaranty	1,342,776
42 months following the initial effective date of the Additional Guaranty	1,379,067
48 months following the initial effective date of the Additional Guaranty	1,416,849
54 months following the initial effective date of the Additional Guaranty	1,456,206
60 months following the initial effective date of the Additional Guaranty	1,497,226

In the event the Additional Guaranty is not released (whether though repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) within the sixty-six (66) month period following the initial effective date of the Additional Guaranty, then the Warrant Shares Amount shall equal the number of shares of SANZ Common Stock that would give Sun an additional 0.5% ownership of all shares of SANZ Common Stock outstanding as of the Closing after taking into account the Warrant Shares Amount.

               In the event that any time following the issuance of the Additional Guaranty, SANZ provides written notice to the Fund that the lender(s) under the New Credit Facility has agreed to a reduction in the amount of the Additional Guaranty (such notice to include the written consent of such lender(s) to the reduction in the amount of the Additional Guaranty), then such Additional Guaranty shall automatically be terminated, and the Fund shall issue a new Additional Guaranty in the amount of the Additional Guaranty then terminated less the amount of such reduction (the “New Additional Guaranty”). For purposes hereof, any reference to the Additional Guaranty shall include any New Additional Guaranty.

* * * * *

               This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Very truly yours,

Sun Capital Partners II, LP

By: Sun Capital Advisors II, LP
Its: General Partner

By: Sun Capital Partners, LLC
Its: General Partner

By: /s/ M. Steven Liff
M. Steven Liff, Vice President

Agreed and accepted this 31st day of March, 2003:

SAN HOLDINGS, INC.

By: /s/ John Jenkins

Its: CEO

SOLUNET STORAGE HOLDING CORP.

By: /s/ M. Steven Liff
        Name: M. Steven Liff
        Title: Vice President

SUN SOLUNET, LLC

By: /s/ M. Steven Liff
        Name: M. Steven Liff
        Title: Vice President

Form of Warrant
Annex A to Credit Support Document

THE SECURITY REPRESENTED BY THIS CERTIFICATE WAS ORIGINALLY ISSUED ON ________ __, 2003, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SAN HOLDINGS, INC.
STOCK PURCHASE WARRANT

Date of Issuance: ________ __, 2003                                                                                                                                      Certificate No. W-__

               FOR VALUE RECEIVED, SAN Holdings, Inc., a Colorado corporation (the “Company”), hereby grants to Sun Solunet, LLC, a Delaware limited liability company, or its registered assigns (the “Registered Holder”) the right to purchase from the Company ________ shares of Common Stock, less the number of shares of Common Stock already issued in connection with partial exercises of this Warrant, at a price per share of $.001 (the “Exercise Price”). This Warrant (the “Warrant”) is issued pursuant to the terms of that certain letter agreement, dated as March 31, 2003 (the “Letter Agreement”), by and among the Company, the Registered Holder and the other Persons thereto. Certain capitalized terms used herein are defined in Section 5 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder are subject to adjustment pursuant to the provisions contained in this Warrant.

               For tax purposes, the value of this Warrant as of the date hereof is $________. This Warrant is subject to the following provisions:

               Section 1. Exercise of Warrant.

               1A. Exercise Period. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including ________ __, 2013 and the date that is 30 days after the issuance of this Warrant, whichever is later (the “Exercise Period”). The Company shall give the Registered Holder written notice of the expiration of the Exercise Period at least 30 days but not more than 90 days prior to the end of the Exercise Period.

               1B. Exercise Procedure

               (i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b) this Warrant;

     (c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 7 hereof; and

     (d) either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”), (2) the surrender to the Company of debt or equity securities of the Company having a Market Price equal to the Aggregate Exercise Price of the Common Stock being purchased upon such exercise (provided that for purposes of this subparagraph, the Market Price of any note or other debt security or any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon) or (3) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

               (ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement described in Section 1C below.

               (iii) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

               (iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

               (v) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

               (vi) The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

               (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

               (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock issuable upon the exercise of the Warrant. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall from time to time take all such action as may be necessary to assure that the par value of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

               1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

               1D. Fractional Shares. If a fractional share of Common Stock would, but for the provisions of Section 1A, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

               Section 2. Dilution Protection.

               2A. Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, options or in convertible securities or (ii) to subscribe for or purchase Common Stock, options or convertible securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               2B. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change”. Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all of the Warrant then outstanding) to insure that each of the Registered Holders of the Warrant shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof shall thereafter be applicable to the Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrant based on the relative value of the Common Stock and the common stock of the successor entity or purchasing entity). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all of the Warrant then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

               2C. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions or definition, then the Company’s board of directors shall make an appropriate adjustment in the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrant; provided that no such adjustment shall decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Warrant.

               2D.Notices.

               (i) The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               (ii) The Company shall give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

               Section 3. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Registered Holder of this Warrant (or any Person designated by the Registered Holder) at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

               Section 4. Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Registered holder of this Warrant (or any Person designated by the Registered Holder) shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               Section 5. Definitions. The following terms have meanings set forth below:

               “Common Stock” means the Company’s Common Stock, no par value, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company; provided that with respect to the shares of Common Stock issuable upon the exercise of this Warrant, “Common Stock” means the Company’s Common Stock, no par value.

               “Market Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 20 days consisting of the day as of which “Market Price” is being determined and the 19 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holders of the Warrant representing a majority of the Common Stock purchasable upon exercise of all of the Warrant then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of the Warrant representing a majority of the Common Stock purchasable upon exercise of all of the Warrant then outstanding; provided further that if such parties are unable to jointly select an appraiser within a reasonable period of time, the Company and the Registered Holders of the Warrant representing a majority of the Common Stock purchasable upon exercise of all of the Warrant then outstanding shall each select one appraiser who then will jointly appoint a third appraiser who will act as the appraiser for purposes of determining fair value. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrant, and the fees and expenses of such appraiser shall be paid by the Company.

               “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

               Section 6. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

               Section 7. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

               Section 8. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrant of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrant shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrants shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrant”.

               Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

               Section 10. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

               Section 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrant representing a majority of the shares of Common Stock obtainable upon exercise of the Warrant; provided that no such action may change the Exercise Price of the Warrant or the number of shares or class of stock obtainable upon exercise of each Warrant without the written consent of the Registered Holders of the Warrant representing at least a majority of the shares of Common Stock obtainable upon exercise of the Warrant.

               Section 12. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporation laws of the State of Colorado shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

* * * *

               IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

SAN HOLDINGS, INC.

By ___________________________________________ Its ___________________________________________

[Corporate Seal]

Attest:

___________________________________________
                  Secretary

EXHIBIT I

EXERCISE AGREEMENT

To:                                                                                                                                                                              Dated:

               The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-____), hereby agrees to subscribe for the purchase of ________ shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

SIGNATURE ______________________

ADDRESS ________________________

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EXHIBIT II

ASSIGNMENT

               FOR VALUE RECEIVED, _____________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-_____) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee                                Address                                                                No. of Shares

Dated:	Signature ____________________________________ ____________________________________ Witness ____________________________________

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